Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 6, 2004

Black Warrior Wireline Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-18754	11-2904094

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Rosecrest Lane, Columbus, Mississippi 39701

(Address of principal executive offices)

Registrant’s telephone number, including area code: (662) 329-1047

(Former name or former address, if changed since last report)

ITEM 2.   Acquisition or Disposition of Assets

     On August 6, 2004, Black Warrior Wireline Company (the “Company”) completed the sale of its assets associated with its business of directional drilling, downhole surveying, measurement while drilling, steering tools and drilling motor rentals (referred to as the “Multi-Shot Business”) pursuant to an Asset Purchase Agreement entered into on June 3, 2004. The purchaser of the Multi-Shot Business is a newly organized Texas limited liability company, with the name Multi-Shot, LLC, which includes among its members Allen Neel, formerly the Executive Vice President of the Company, as well as two of the Company’s other former employees employed in the Multi-Shot Business. These persons are referred to as the Key Multi-Shot Employees. The Company has been advised that as of August 6, 2004, these persons held less than an approximately 10% equity interest in the buyer.

     The transaction included the sale of all the Company’s assets used in the Multi-Shot Business, including certain real property located in Odessa, Texas; improvements and fixtures located on the property; machinery, equipment, trucks, trade fixtures, data processing equipment, furniture, spare parts, and all other tangible personal property used in connection with the Multi-Shot Business; raw materials, jobs in progress, equipment and components held for service, rent or sale, and supply inventory; customer and supplier files, accounting and financial and other records; contracts, leases, agreements and other written or verbal arrangements and customer pre-payments for unshipped goods and services; technical data, written specifications, assembling and process information; governmental and other licenses and permits, to the extent transferable; service marks, trade marks and intellectual property; general intangibles; accounts and other receivables as of the closing date; deposits, goodwill; and prepaid rentals.

     The assets sold excluded the Company’s cash and cash equivalents, real property located in Broussard, Louisiana and Corpus Christi, Texas, investments, the purchase price for the Multi-Shot Business, and all assets of the Company used in its wireline, plug and abandonment (“P&A”) and tubing conveyed perforating (“TCP’) business. The buyer assumed specified liabilities, jobs in progress, current liabilities of approximately $3.7 million, as of the closing date, and obligations of the Company under contracts assumed. Liabilities assumed by the buyer do not include taxes imposed on the Company arising out of the operation of the Multi-Shot Business, liabilities or expenses of the Company arising out of the transaction, obligations of the Company under employee benefit plans, liabilities arising from the sale of products or services by the Multi-Shot Business prior to the closing date of the sale, including claims asserted under pre-closing warranties, liabilities associated with any claim, proceeding or litigation, deferred revenue, and liabilities and obligations arising out of non-compliance with environmental laws.

          The purchase price was $11.0 million consisting of $10.4 million in cash and approximately $628,000 payable by assignment and release by the three Key Multi-Shot Employees of their claims under their employment agreements with the Company to change of control payments that may be due in the aggregate of that amount. The purchase price was subject to adjustment at and as of the closing of the sale for increases and decreases in the Multi-Shot Business’ net working capital of $270,000 as of November 30, 2003 and increases and decreases in its inventory of approximately $5,207,000 as of December 31, 2003. On the basis of an initial closing date balance sheet prepared by the Company and delivered at the closing of the sale on August 6, 2004, the purchase price was reduced by a net adjustment of approximately $22,000. This net adjustment reflected a decrease in net working capital subsequent to November 30, 2003 through the closing of approximately $552,000, and an increase in inventory value subsequent to December 31, 2003 through the closing of approximately $530,000.

     The Asset Purchase Agreement provides that within 45 days after the closing, the buyer will prepare and deliver a proposed final closing date balance sheet which is to include the buyer’s calculation of the adjustment amounts. The Company can dispute these amounts by delivering written objections within 30 days thereafter. Any disputes with regard to these amounts that are not resolved by the Company and the buyer are to be resolved, based on written submission by the parties, by independent accountants whose decision, absent manifest fraud, is to be final and binding.

     As of August 25, 2004, the buyer had not delivered its proposed final closing date balance sheet but the Company has been orally advised that the buyer intends to deliver a proposed final closing date balance sheet that may include adjustments totaling approximately $1.0 million, including a decrease in working capital of approximately $430,000 and a decrease in inventory value of approximately $591,000. If the buyer is successful in these adjustments, this would result in a net reduction in the purchase price of approximately $1.0 million. The Company expects that it will object in writing to certain or all of these adjustments of the purchase price. The bases of the Company’s objections must await receipt from the buyer of the proposed final closing date balance sheet. The Company is unable to estimate the amount, if any, of the reduction in the purchase price for the Multi-Shot assets that may be required upon resolution of any disputes that may arise between the Company and the buyer. Payment of such amount is required to be made within 5 days of the determination of the final purchase price adjustments.

     Out of the net cash proceeds from the sale of the Multi-Shot Business, approximately $9.6 million was applied to the reduction of indebtedness owing to the Company’s senior secured creditor.

          In addition to post closing adjustments, at the closing of the transaction the buyer issued a note payable to the Company in the principal amount of $146,085 for certain capital expenditures made by the Company related to the Multi-Shot Business prior to the closing. The note bears interest at the prime interest rate and is due two years after the closing of the transaction, but will become immediately due upon a change of control of the Company or upon a sale or merger of Multi-Shot LLC or a sale of all or substantially all of the assets of Multi-Shot LLC. The final amount of the note was calculated based on the capital expenditures made by the Company related to the Multi-Shot Business through the date of the closing of the transaction.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of business acquired.
Not applicable

(b) Pro forma financial information.

Condensed pro forma balance sheet of the Company as of June 30, 2004 (unaudited) and statements of operations for the six months ended June 30, 20004, (unaudited) and the year ended December 31, 2004 and as adjusted to reflect the sale of the Multi-Shot Business. The information in this pro forma financial is subject to the final determination of post-closing adjustments, if any, of the purchase price for the assets sold.

(c) Exhibits:

None

Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Warrior Wireline Corp.

Dated: August 27, 2004	By:	/s/ William L. Jenkins
William L. Jenkins, President

Unaudited Pro Forma Balance Sheet as of June 30, 2004(1)

	As reported at	Multi-Shot Sale		Pro Forma
	June 30,	Pro Forma		Post Multi-Shot
	2004	Adjustments		June 30, 2004

	(unaudited)			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,009,323	$1,033,850	(2)	$975,473

Accounts receivable, net	7,965,837			7,965,837
Accounts receivable held for sale	3,390,811	(3,390,811)	(3)	—
Other receivables	144,826	146,085	(4)	290,911
Other receivables held for sale	5,000	(5,000)	(3)	—
Prepaid expenses	1,629,955			1,629,955
Other current assets	1,795,589			1,795,589

Total current assets	16,941,341			12,657,765

Inventories of tool components and sub-assemblies held for sale, net	5,737,090	(5,737,090)	(3)	—

Property, plant and equipment, less accumulated depreciation	12,533,322			12,533,322

Property, plant and equipment held for sale, less accumulated depreciation	4,165,465	(4,165,465)	(3)	—
Other assets	275,838			275,838
Other assets held for sale	20,595	(20,595)	(3)	—
Goodwill and other intangible assets	1,237,416			1,237,416

Total assets	$40,911,067			$26,704,341

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$2,653,149			$2,653,149
Accounts payable held for sale	2,852,182	(2,852,182)	(3)	—
Accrued salaries and vacation	1,027,115			1,027,115
Accrued salaries and vacation held for sale	264,316	(264,316)	(3)	—
Other accrued expenses	1,107,789			1,107,789
Other accrued expenses held for sale	581,846	(581,846)	(3)	—
Accrued interest payable	88,308			88,308
Current maturities of long-term debt	18,008,553	(9,600,000)	(5)	8,408,553

Accrued interest payable to related parties	16,397,425	(411,473)	(2)	15,985,952

Notes payable to related parties, net of unamortized discount	24,484,721	(622,377)	(2)	23,862,344

Total current liabilities	67,465,404			53,133,210

Long-term debt, less current maturities	231,307			231,307
Deferred revenue	109,975			109,975

Total liabilities	67,806,686			53,474,492

Stockholders’ deficit:
Preferred stock, $ .0005 par value, 2,500,000 shares authorized, none issued at June 30, 2004 or December 31, 2003	—			—

Common stock, $ .0005 par value, 175,000,000 shares authorized, 12,499,528 shares issued and outstanding at June 30, 2004 and December 31, 2003	6,252			6,252
Additional paid-in capital	20,275,963			20,275,963
Accumulated deficit	(46,573,844)	125,468	(6)	(46,448,376)
Treasury stock, at cost, 4,620 shares at June 30, 2004
and December 31, 2003	(583,393)			(583,393)
Loan to shareholder	(20,597)			(20,597)

Total stockholders’ deficit	(26,895,619)			(26,770,151)

Total liabilities and stockholders’ deficit	$40,911,067			$26,704,341

(1)	Subject to final determination of post closing adjustments of the purchase price for the assets sold.
(2)	Cash used for paydown of subordinated debt relating to Multi-Shot sale
(3)	Assets and/or working capital purchased or assumed as part of the Multi-Shot transaction
(4)	Capital expenditure note received from Multi-Shot, L.L.C.
(5)	Proceeds from Multi-Shot sale used to reduce senior debt
(6)	Estimated gain on sale of Multi-Shot division

Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2003

				Pro Forma
	As reported			Post Multi-Shot
	for the year ended	Multi-Shot Sale		for the year ended
	December 31,	Pro Forma		December 31,
	2003	Adjustments		2003

				(unaudited)
Revenues	$65,449,154	$(19,692,262)	(1)	$45,756,892

Operating costs	44,618,964	(14,344,294)	(1)(3)	30,274,670

Asset impairment	3,113,968	(3,113,968)	(1)	—

Selling, general and administrative expenses	10,583,219	(2,485,023)	(1)(3)	8,098,196

Depreciation and amortization	7,691,720	(3,038,758)	(1)	4,652,962

Income (loss) from operations	(558,717)			2,731,064

Interest expense and amortization of debt discount	(5,353,427)	490,655	(2)	(4,862,772)

Net gain on sale of fixed assets	243,628	(5,112)	(1)	238,516

Other income	130,576	(24,420)	(1)	106,156

Provision for income taxes	—			—

	—			—

Net loss	$(5,537,940)			$(1,787,036)

Net income (loss) per share - basic and diluted:	$(.44)			$(.14)

(1)	Results of Multi-Shot division for period.
(2)	Comprised of interest savings on pay down of senior and subordinated debt as of beginning of period.
(3)	Includes adjustments for pro forma savings relating to corporate costs estimated attributable to Multi-Shot of $185,900 of operating expenses and $1,159,151 of selling, general and administrative expenses.

Unaudited Pro Forma Statement of Operations for the Six Months Ended June 30, 2004

	As reported for the six months ended June 30, 2004	Multi-Shot Sale Pro Forma Adjustments (1)		Pro Forma Post Multi-Shot for the six months Ended June 30, 2004

	(unaudited)			(unaudited)

Revenues	$23,709,668			$23,709,668

Operating costs	15,865,082	(92,950)	(2)	15,772,132

Selling, general and administrative expenses	4,571,020	(534,724)	(2)	4,036,296

Depreciation and amortization	2,737,202			2,737,202

Gain (loss) from continuing operations	536,364			1,164,038

Interest expense and amortization of debt discount	(2,538,437)	238,678	(3)	(2,299,759)

Net gain (loss) on sale of fixed assets	54,056			54,056

Other income	6,364			6,364

Loss from continuing operations before income taxes	(1,941,653)			(1,075,301)

Provision for income taxes	—			—

Loss before discontinued operations	(1,941,653)			(1,075,301)

Discontinued operations
Loss from operations of discontinued directional drilling segment (including estimated loss on disposal of $1,374,939)	(1,491,168)	1,491,168	(4)	—

Provision for income taxes				—

Net loss	$(3,432,821)			$(1,075,301)

Net loss per share - basic and diluted:

Loss before discontinued operations	$(.16)			$(.09)

Discontinued operations	(.12)			—

Net loss per share - basic and diluted	$(.28)			(.09)

Footnotes on next page

(1)	For the six months ended June 30, 2004, the results of Multi-Shot were treated as a discontinued operation in anticipation of the sale of the Multi-Shot division. For the six months ended June 30, 2004 the Multi-Shot division's segment results were:

	Revenues	$8,887,314
	Cost of sales and sg&a expenses	$8,430,749
(2)	Includes adjustments for pro forma savings relating to corporate costs estimated attributable to Multi-Shot of $92,950 of operating expenses and $534,724 of selling, general and administrative expenses.
(3)	Comprised of interest savings on pay down of senior and subordinated debt as of beginning of period.
(4)	Eliminate the results of Multi-Shot for the period.